Exhibit 10.6

Constellium Switzerland AG

Max Hoegger Strasse 6

P.O box 1907

Zurich

www.constellium.com

Severance agreement

between

Constellium Switzerland AG.

Zurich

(hereinafter ‘the employer’)

and

Mr. Arnaud de Weert, born on October 28, 1963, Dutch Citizen, 32 Grabenstrasse 6 300 Zug (Switzerland) – (hereinafter “the employee”)

1.	The employment relationship existing between the employer and the employee is hereby terminated as per July 31, 2012.

2.	The employee will complete the following assignments by end of March 2011: Handover of pending items to one or more persons stipulated by the employer.

3.	The employee will be released on leave as of May 1 2011. However, the employee will remain at the disposition – if required – of Constellium for support and to answer questions, both related to her previous area of responsibility.

4.	The employee’s current salary amounting to CHF 542 748 per annum will be paid pro-rata until July 31, 2012. Additionally, the employee will continue to participate in the Alcan Pension Scheme and will continue to be covered by the Swiss Accident Insurance (Suva) until July 31, 2012.

5.	The employee is entitled to a twelve month base salary plus current EPA award indemnity (= CHF 1 085 490).

The above amount will be paid out with the July 2012 salary.

6.	The employee’s remaining vacation entitlement will be offset against the period of leave (May 1, 2012 through July 31, 2012).

7.	All hardware and software, as well as keys and ID badges will be returned on July 31 2012.

8.	The employee takes note of the fact that he is still required to maintain secrecy and good faith under the same contract of employment in terms of Art. 321a of the Swiss Code of Obligations.

9.	The MEP Board decided, based on a resolution dated 10 March 2012, (the “MEP Board Resolution”), that :

(i) the Seller be classified as a Good Leaver (as defined in section 14.1.2 of the Partnership Agreement);

(ii) the Purchaser exercise its option under the Partnership Agreement to acquire the Limited Partnership Interest from the Seller (the “Exercised Call Option”) with respect to a part of the Sellers’ Limited Partnership Interest and with economic effect as of 10 March 2012 (24:00) (the “Effective Purchase Date”) as follows:

•	a part of the Seller’s Co-Investment Contribution representing 9.411 A-Shares; and

•	the Seller’s entire Sweet Equity Contribution (representing, as of the date hereof, 9.600 B2-Shares) (together the “Sold Partial Partnership Interest”);

(iii) for calculation of the price payable by Purchaser to Seller for the Sold Partial Partnership Interest in accordance with the exercise of the Exercised Call Option, the Fair Market Value of each A-Share (9.411) and Vested Sweet Share (1.920) in respect of the Sold Partial Partnership Interest shall be USD 50.00, and the Cost of each unvested B2-Share (7.680) shall be USD 10.50.

The remaining Seller’s Co-Investment Contribution representing 4.705 A-Shares shall be retained by the Seller. As a consequence, the Seller’s liable capital (Hafteinlage) shall also, for the avoidance of doubt, not be part of the Sold Partial Partnership Interest.

In order to implement the Exercised Call Option, the Parties enter into the following sale and assignment agreement:

Sale and Assignment

The Seller hereby sells to the Purchaser with economic effect as of the Effective Purchase Date the Sold Partial Partnership Interest in accordance with the Partnership Agreement together with:

•	all ancillary rights including any entitlements of the Seller as recorded in the capital and other partnership accounts maintained in the name of the Seller, in particular:

•	the amounts booked on Capital Account II with respect to 14.116 A-Shares only,

•	all amounts booked on Capital Account III and Capital Account IV, and

•

all amounts booked on the Dividend Capital Account, Current Account (Ver-rechnungskonto), Reserve Account (Rücklagenkonto) and loss carryover account (Verlustvortragskonto) with respect to the Sold Partial Partnership Interest;

as well as:

•	the Seller’s share in profits and losses (if any) for the current accounting year up to and including the Effective Purchase Date with respect to the Sold Partial Partnership Interest, and

•	the Purchaser hereby purchases the Sold Partial Partnership Interest and those associated rights and entitlements accordingly.

The Seller hereby assigns the Sold Partial Partnership Interest to the Purchaser by way of special succession in law (Sonderrechtsnachfolge). The Purchaser accepts such assignment.

Purchase Price

The purchase price for the Sold Partial Partnership Interest amounts to USD 647.173 (in words: six hundred forty seven thousand one hundred seventy three US Dollars), (the “Purchase Price”).

The Purchase Price shall be due and payable by the Purchaser within two weeks following signing hereof to the following account:

Account Number: Account Name: BIC code Bank: Reference: Omega MEP:

The General Partner’s Consent

The General Partner hereby consents to the sale and assignment of the Sold Partial Partnership Interest to the Purchaser. All existing limited partners have declared their consent to such sale and assignment in section 8.3 of the Partnership Agreement.

Remaining Partnership Interest

Since the Seller is retaining a limited partnership interest consisting of the liable capital and a Co-Investment Contribution representing 4.705 A-Shares, he continues to be a limited partner in the Partnership and, other than as set forth in section 4.2 hereof, shall therefore also continue to be a party to and bound by the terms and conditions set out in the MEP Shareholders Agreement and the Partnership Agreement, in each case as amended from time to time, and all other documents entered into in relation to the Seller’s participation in the Partnership as “Manager” (including those commonly known as “leaver provisions” as well as section 8.6 of the Partnership Agreement (default call option)), “tag and drag rights” or transfer and dealing restrictions), all of which shall continue in full force and effect, subject to the remainder of this Clause 4.

After the Separation Date, the Seller will no longer be employed by any company of the Group and the Parties therefore acknowledge and agree that:

the provisions set out in section 14.1.1 (a) of the Partnership Agreement (Bad Leaver due to resignation or termination) and 14.1.1 (b) of the Partnership Agreement (Bad Leaver due to dismissal for cause) of the Partnership Agreement shall no longer apply to the Seller; and

sections 14.1.2 (d) (Good Leaver due to disposal of business unit), 14.1.2 (e) (Good Leaver due to termination other than for cause), 14.1.2 (g) (Good Leaver due to resignation for Good Reason) shall no longer apply to the Seller.

The General Partner shall procure that only such capital accounts are maintained for the Seller under the Partnership Agreement as are required to reflect his retained participation.

Guarantees

The Sold Partial Partnership Interest is not and will not until the completion of the transfer be pledged or otherwise encumbered with rights of third parties and hence, is free of any encumbrance.

Covenants

The Seller confirms that he may enter into and perform his obligations under this Agreement without requiring any third party consent (including spousal consent) and that the transaction contemplated herein does not constitute a disposal of all of the Seller’s assets or a substantial part thereof.

Costs and Taxes

Each party shall bear its own costs in connection with the preparation of this Agreement and any taxes or equivalent duties triggered by it.

10.	The employee guarantees that he will be fully abide by the restrictive covenants defined in his employment contract. In consideration for the restrictive covenants, the Company shall pay him CHF 45 228,75 gross per month until July 31 2013 if he is employed by another company or CHF 54 274,5 gross during the same period if he remains unemployed

By signing and performing this agreement, both parties declare all mutual claims to be settled in full on balance.

Zurich, March 21, 2012

Constellium Switzerland AG

Sylvain Künzi
Human Resources Director Constellium Switzerland.

Constellium Switzerland AG
Sieglinde Baumann

Place and date : 21 March 2012

The Employee